UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
  ______________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 9, 2021
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Renewable Energy Group, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	001-35397	26-4785427
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

416 South Bell Avenue	Ames	Iowa	50010
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code: (515) 239-8000
_______________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.0001 per share	REGI	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Election of Directors.

(d) On November 9, 2021, the Board of Directors (the “Board”) of Renewable Energy Group, Inc. (the “Company”) unanimously appointed Dylan Glenn and Niharika Taskar Ramdev to serve as a members of the Board. Mr. Glenn has been appointed to the Nominating & ESG Committee of the Board. Mr. Glenn will serve as a Class II director with a term expiring at the Company’s 2022 Annual Meeting of Stockholders, or until his successor is duly elected and qualified. Ms. Ramdev has been appointed to the Risk Management Committee of the Board. Ms. Ramdev will serve as a Class III director with a term expiring at the Company’s 2023 Annual Meeting of Stockholders, or until her successor is duly elected and qualified.

There are no arrangements or understandings between Mr. Glenn or Ms. Ramdev and any other persons pursuant to which Mr. Glenn or Ms. Ramdev were selected as a member of the Board. There is no family relationship between Mr. Glenn or Ms. Ramdev and any director or executive officer of the Company. There have been no transactions, and there are no currently proposed transactions, to which the Company or any of its subsidiaries was or is to be a participant in which Mr. Glenn or Ms. Ramdev, or any member of their immediate families, had, or will have, a direct or indirect material interest (except as described herein).

Mr. Glenn is a senior executive at Eldridge Industries, a diversified holding company based in Greenwich, Connecticut. Prior to joining Eldridge, Mr. Glenn was CEO of KBBO Americas, LP, a U.S.-based investment vehicle for the KBBO Group, headquartered in the United Arab Emirates. Prior to KBBO Americas LP, Mr. Glenn was Senior Managing Director of Guggenheim Partners, where he joined in 2005. Glenn also has experience in the government and regulatory space, serving as Deputy Chief of Staff to Governor Sonny Perdue of Georgia and Special Assistant for Economic Policy to the President in the White House of George W. Bush.

Ms. Ramdev is a finance executive with global experience and has worked in the United States, India, China and Singapore. Ms. Ramdev held senior positions at General Motors for over twenty years. Her experience includes having served as Chief Financial Officer of the Global Cadillac division from 2018 to 2019, Chief Financial Officer of General Motors International from 2015 to 2018, Vice President of Finance and Treasurer from 2014 to 2015 and Chief Financial Officer for Global Purchasing and Supply Chain from 2011 to 2014.

Consistent with the compensation currently provided to the members of the Board and members of the Nominating & ESG Committee, Mr. Glenn will receive annual retainer fees of $75,000, prorated for partial service this year. In addition, consistent with compensation to members of the Board who are appointed mid-year, on November 9, 2021, the effective date of Mr. Glenn’s appointment to the Board, Mr. Glenn was granted a time-based stock unit award under the Company’s Amended and Restated 2021 Stock Incentive Plan equal to 50% of the standard annual director equity grant, or $47,500, which will vest in full on the date of the 2022 Annual Meeting of Stockholders subject to Mr. Glenn’s continued service on the Board.

Consistent with the compensation currently provided to the members of the Board and members of the Risk Management Committee, Ms. Ramdev will receive annual retainer fees of $80,000, prorated for partial service this year. In addition, consistent with compensation to members of the Board who are appointed mid-year, on November 9, 2021, the effective date of Ms. Ramdev’s appointment to the Board, Ms. Ramdev was granted a time-based stock unit award under the Company’s Amended and Restated 2021 Stock Incentive Plan equal to 50% of the standard annual director equity grant, or $47,500, which will vest in full on the date of the 2022 Annual Meeting of Stockholders subject to Ms. Ramdev’s continued service on the Board.

In connection with Mr. Glenn's and Ms. Ramdev's appointment to the Board, they have entered into an indemnification agreement with the Company pursuant to which the Company will agree to indemnify them from certain liabilities that may arise by reason of their status as a director.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: November 9, 2021

RENEWABLE ENERGY GROUP, INC.

By:	/s/ R. Craig Bealmear
R. Craig Bealmear
Chief Financial Officer